Dear Xfone Shareholders, Customers and Friends,

I am pleased to report our 2009 first quarter results.  In spite of the challenging economic landscape, we reported a solid first quarter performance with revenues increasing 36% to $21.5 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of $2 million.   Since last year we have dramatically enhanced the size and scope of our Company with the acquisition of NTS Communications in Texas and positioned Xfone to realize a growing revenue percentage from the higher margin Fiber-To-The-Premise (FTTP) offering.  We have an exceptional customer base, industry leading technology and a diverse revenue stream.  Furthermore, a new growth engine has emerged with the rural broadband build-out initiative from Washington.  While still early in the process, we believe this presents an opportunity for Xfone to accelerate its penetration of new markets with an extremely low cost of capital for current shareholders.

Earnings for the quarter benefited from a favorable exchange rate.  Net financing income increased to $1.5 million in the quarter ended March 31, 2009 compared to a net financing expense of $903,169 in the quarter ended March 31, 2008, primarily attributed to the effect of fluctuation in the exchange rate of the New Israeli Shekel (NIS) on the Company’s bonds which are stated in NIS and linked to the Israeli Consumer Price Index (CPI).    The Bonds, which are traded in Israel on the Tel Aviv Stock Exchange, were issued to facilitate the acquisition of NTS.

Net income was $2.3 million, or $0.13 per share assuming 18.4 million diluted shares through March 31, 2009, compared to net income of $81,130 or $0.005 per share, assuming 15.4 million diluted shares outstanding through March 31, 2008.

Our non-U.S. subsidiaries continued to contribute cash flow to the business even in this global economic slowdown.  Nonetheless, currency fluctuation significantly impacted their reported revenues.  For example, our UK revenues showed a decline of 24% to $3.7 million compared to the same quarter last year.  Notwithstanding the currency valuation, nominal revenues in the UK were flat compared to the same quarter last year.  Likewise, revenues at Xfone 018, our Israeli division, decreased 4.6% to $2.2 million for the first quarter of 2009 compared to the first quarter of 2008 due to the revaluation of the U.S. Dollar to the New Israeli Shekel in the quarter ended March 31, 2009.  Notwithstanding this currency valuation, the nominal revenues in Israel demonstrated an increase of 11% as a result of Xfone 018’s new marketing initiatives.

Looking forward, we believe that there are two strategic initiatives that will be important for building shareholder value over the next few years:

Growing Our FTTP Business

FTTP is a key profitability driver for our Company and we believe there are significant opportunities for our services in select communities.  Our ability to provide a voice, video and data "triple play" offering attracts customers who, because they are subscribing to three services rather than one, generate higher monthly revenue per customer.  For example, Average Revenue Per User (ARPU), at March 31, 2009 for our non-FTTP U.S. customers approximated $75 per month, while ARPU for residential FTTP customers exceeded $175 per month with business FTTP customers exceeding $300 per month. Furthermore, these customers tend to stay; monthly business and residential FTTP had an attrition rate of approximately just 1% and 1.7%, respectively during the quarter.

In addition to building out the Levelland network and beginning the initial sales process in this market, we have applied for additional RUS broadband grants/loans.  If approved, these new projects will extend our FTTP footprint to include six communities in southern Louisiana and will add approximately 20,000 additional passings to our "triple play" network.

Stimulus Plan Offers a New Opportunity for Grants and Low Cost Capital

We remain highly focused on obtaining both grants and loans currently being made available under the federal government's stimulus plan for the construction of advanced broadband networks in select secondary markets in the United States.  We believe that our previous experience working with the government on the buildout of our Levelland network positions us very competitively as a potential recipient of federal funding.

A major challenge with FTTP is the capital expense associated with building out the network.  One of the few advantages that have come out of the recession is the $790 billion Economic Stimulus Package. In part, it addresses the need for investment in broadband Internet access so that business and residential customers in rural and other underserved areas can link to the global economy. At Xfone, we are well aware of the need for improved communications infrastructure for rural and underserved markets. A cornerstone of our long term growth plan is to provide improved voice, video and data services to these markets across the U.S.

On a separate note, we recently announced the appointment of Virchow, Krause & Company, LLP and Baker Tilly (Horowitz Idan Goldstein Sabo Tevet), independent members of Baker Tilly International, as our new auditors.  Baker Tilly International is the eighth largest accounting network in the world with 145 members in 110 countries.  With a presence in the United States, United Kingdom and Israel, our new auditors have the scale and expertise to handle Xfone’s audit requirements as we continue to grow our business.

Thank you for your continued support of Xfone.

Sincerely,

Guy Nissenson
President and Chief Executive Officer
Xfone, Inc.

This letter contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this letter, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.